Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 9, 2013, by and among IFMI, LLC (the “Company”), a majority owned subsidiary of Institutional Financial Markets, Inc. (the “Parent”), the Parent, Daniel G. Cohen (the “Executive”), and, solely for purposes of Sections 6.4 and 7.5 hereof, C&Co/PrinceRidge Holdings LP (formerly known as PrinceRidge Holdings LP), a majority owned subsidiary of the Parent (“PrinceRidge”), and C&Co/PrinceRidge Partners LLC (formerly known as PrinceRidge Partners LLC), an indirect subsidiary of the Parent (“PrinceRidge Partners LLC”). For purposes of this Agreement, the Company, the Parent, PrinceRidge and the Executive may each be referred to as a “Party” and collectively may be referred to as the “Parties.”

WHEREAS, contemporaneously with the execution of this Agreement, the Parent is entering into a securities purchase agreement (the “Securities Purchase Agreement”) with Mead Park Capital Partners LLC, pursuant to which the Parent is selling to such entity (i) an aggregate of One Million Nine Hundred Forty-Nine Thousand One Hundred Sixty-Seven (1,949,167.00) newly issued shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), for an aggregate purchase price of Three Million Eight Hundred Ninety-Eight Thousand Three Hundred Thirty-Four Dollars ($3,898,334.00); and (ii) a convertible senior promissory note in the aggregate principal amount of Five Million Eight Hundred Forty-Seven Thousand Five Hundred and One Dollars ($5,847,501.00);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Parent and Cohen Bros. Financial, LLC, a Delaware limited liability company of which the Executive is the sole member, are executing and delivering a securities purchase agreement (the “Cohen Purchase Agreement”), pursuant to which the Parent has agreed to sell to Cohen Bros. Financial, LLC and Cohen Bros. Financial, LLC has agreed to purchase from the Parent (i) an aggregate of Eight Hundred Thousand (800,000) newly issued shares of Common Stock, for a purchase price of Two Dollars ($2.00) per share of Common Stock, representing an aggregate purchase price of One Million Six Hundred Thousand Dollars ($1,600,000.00); and (ii) a convertible promissory note in the aggregate principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00);

WHEREAS, the parties hereto are entering into this Agreement pursuant to the Securities Purchase Agreement and the Cohen Purchase Agreement;

WHEREAS, effective as of the Effective Date (as defined in Section 1) and on the terms set forth below, (i) the Parent wishes the Executive to serve as its Vice Chairman, and (ii) the Company wishes that the Executive serve as its Vice Chairman and as President of Cohen & Company Financial Limited (formerly known as EuroDekania Management LTD) and as President and Chief Executive of the European Business (as defined in Section 2 herein).

WHEREAS, the Company, the Parent and Executive are parties to the Employment Agreement, dated February 18, 2010, as amended by Amendment No. 1 to Employment Agreement, dated December 18, 2012 (as so amended, the “IFMI Employment Agreement”);

WHEREAS, the Company, the Parent, PrinceRidge and the Executive are parties to the Executive Agreement, dated May 31, 2011 (the “PrinceRidge Employment Agreement”); and

WHEREAS, with this Agreement, (i) the Company, the Parent and Executive desire to amend and restate the IFMI Employment Agreement in its entirety; (ii) the Company, the Parent, PrinceRidge and the Executive desire to terminate the PrinceRidge Employment Agreement; and (iii) the Parties hereto desire that PrinceRidge join as a party to this Agreement.

NOW THEREFORE, the Parties hereto agree as follows:

1. Term. Subject to the terms and conditions set forth herein, the Executive hereby agrees to provide services to the Company and the Company agrees to compensate the Executive for an initial term commencing as of the Effective Date (as defined below) and continuing through December 31, 2014, unless sooner terminated in accordance with the provisions of Section 4 or Section 5, with such arrangement to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless any of Parent, Company or the Executive notifies the other Parties of non-renewal in writing prior to three (3) months before the expiration of the initial term and each annual renewal, as applicable. (The period during which the Executive provides services hereunder being hereinafter referred to as the “Term.”) This Agreement shall be binding on the Parties as of the date hereof. This Agreement shall only become effective upon the earlier of (i) the date on which Parent hires a new Chief Executive Officer, and (ii) the date of closing under the Securities Purchase Agreement (such date shall be referred to as the “Effective Date”). In the event that the Securities Purchase Agreement is terminated for any reason prior to the Effective Date, this Agreement shall automatically, without any further action on the part of the Parties, terminate and be of no further force or effect.

2. Duties. During the Term, the Executive shall serve as Vice Chairman of the Board of Directors of the Parent (the “Board of Directors”), reporting directly to the Chairman of the Board of Directors, Vice Chairman of the Board of Managers of the Company (the “Board of Managers”), and President of Cohen & Company Financial Limited and President and Chief Executive of the European Business, reporting directly to the Chief Executive Officer of the Parent. The Executive shall faithfully perform for the Parent and the Company the duties customarily attendant to Executive’s position of said offices and shall perform such other duties of an executive, managerial or administrative nature related to the European Business as shall be reasonably specified and reasonably designated from time to time by the Board of Directors and/or the Board of Managers. Executive shall be required to perform such other duties of an executive, managerial or administrative nature related to the Company’s non-European Business reasonably specified and reasonably designated from time to time by the Board of Directors and/or the Board of Managers, provided that Executive consents to such other duties (such consent not to be unreasonably withheld or delayed). For purposes of this Agreement, the term “European Business” shall mean all of the business of the Company originating in, arising out of, or related to Europe, including, without limitation, the Company’s capital markets business (sales and trading of securities as well as investment banking), the Company’s asset management business (managing assets through listed and private companies, funds, managed accounts and collateralized debt obligations, including but not limited to Dekania Europe CDO I plc, Dekania Europe CDO II plc, Dekania Europe CDO III plc, and Munda CLO I BV), the Company’s principal investing business (investments in the investment vehicles, primarily those that the Company manages), and any other business in which the Company may engage.

3. Compensation.

3.1 Guaranteed Payment. Commencing on the Effective Date, the Company shall pay the Executive a guaranteed payment at the rate of Six Hundred Thousand Dollars ($600,000.00) per annum (the “Guaranteed Payment”), payable in equal monthly installments. The Compensation Committee of the Board of Directors may provide for such increases to the Guaranteed Payment as it may, in its discretion, deem appropriate. (Any such amount shall constitute the “Guaranteed Payment” as of the time of the calculation.) For United States federal, state and local tax purposes, each Guaranteed Payment shall be treated and reported by the Company and the its members as a “guaranteed payment” (generally, a “707(c) Payment”) within the meaning of Section 707(c) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder.

3.2 Allocations.

(a) For the period beginning on the Effective Date through December 31, 2013 (the “Initial Period”), the Executive shall be entitled to each of the following allocations from the Company (the “Initial Allocations”), which shall be awards of qualified performance-based compensation (within the meaning of Code Section 162(m) and the Treasury Regulations thereunder) for purposes of the Company’s or Parent’s incentive compensation plan:

(i) a payment equal to 25% of the net income, if any, of the European Business during such period as determined in accordance with generally accepted accounting principles in the United States (the “Initial European Business Allocation”); and

(ii) a payment equal to 20% of the gross revenues generated on transactions that the Executive is responsible for generating for the Company’s non-European broker-dealers during such period as determined in accordance with generally accepted accounting principles in the United States. For the avoidance of doubt, the decision to pursue and/or enter into a transaction that would result in an allocation to Executive under this Section 3.2(a)(ii) or Section 3.2(b)(ii) below shall be made solely by the Company.

Each of the Initial Allocations, if any, shall be payable in cash within 30 days after the end of the Initial Period. In calculating net income and net loss determined in accordance with generally accepted accounting principles in the United States under this Section 3.2(a) and Section 3.2(b), expense allocations of corporate overhead, which shall be limited to allocations from the corporate finance, legal, information technology, human resource, and operations departments, shall be based on the Company’s allocation methodologies in effect as of the date hereof, or any other allocation methodology agreed to by the Executive.

(b) Following the Initial Period, the Executive shall be entitled to each of the following allocations from the Company (the “Standard Allocations” and, together with the Initial Allocations, the “Allocations”), which shall be awards of qualified performance-based compensation (within the meaning of Code Section 162(m) and the Treasury Regulations thereunder) for purposes of the Company’s or Parent’s incentive compensation plan:

(i) with respect to each calendar year following the Initial Period (collectively, the “Annual Periods”), a payment equal to (each an “Annual European Business Allocation” and, collectively, the “Annual European Business Allocations”): (A) 25% of the aggregate net income, if any, of the European Business in the Initial Period and all completed Annual Periods as determined in accordance with generally accepted accounting principles in the United States, less (B) 25% of the aggregate net loss, if any, of the European Business in the Initial Period and all completed Annual Periods as determined in accordance with generally accepted accounting principles in the United States, less (C) the aggregate amount that would have been paid to the Executive but for the European Business Annual Allocation Cap (as defined below) as the Initial European Business Allocation, if any, for the Initial Period and as the Annual European Business Allocations, if any, for all other completed Annual Periods prior to the Annual Period for which the Annual European Business Allocation is being calculated; and

(ii) with respect to each semi-annual calendar period following the Initial Period (each a “Semi-Annual Period”), a payment equal to 20% of the gross revenues generated on transactions that the Executive is responsible for generating for the Company’s non-European broker-dealers during such Semi-Annual Period as determined in accordance with generally accepted accounting principles in the United States.

Each of the Standard Allocations, if any, under this Section 3.2(b) shall be payable in cash within 30 days after the end of the applicable Annual Periods and Semi-Annual Periods.

(c) Notwithstanding the foregoing, in the event that the Initial European Business Allocation or an Annual European Business Allocation, as the case may be, earned by the Executive would result in the Initial European Business Allocation or the Annual European Business Allocation, as the case may be, earned for that calendar year to exceed Five Million Dollars ($5,000,000.00) (the “European Business Annual Allocation Cap”), the Compensation Committee may, in its sole discretion and at any time prior to the payment of such Initial European Business Allocation or Annual European Business Allocation, as the case may be, reduce the amount of or totally eliminate any such allocation to the extent such allocation is in excess of the European Business Annual Allocation Cap.

3.3 Supplemental Allocations. During the Term, the Compensation Committee of the Board of Directors shall have the discretion to grant Executive allocations in such amounts and on such terms as it shall determine in its sole discretion (each a “Supplemental Allocation”). Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of the Parent or the Company.

3.4 Equity Incentive Compensation. The Executive shall be entitled to participate in any equity compensation plan of the Parent or the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase units representing a membership interest of the Company, shares of Common Stock, shares of restricted stock, and other equity awards in the discretion of the Compensation Committee of the Board of Directors.

3.5 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.6 Vacation. The Executive shall be entitled to vacation of no less than 25 business days per year, to be credited in accordance with the Company’s ordinary policies.

3.7 Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

3.8 Secretarial Support; Office Space. During the Term, the Company shall, at the Company’s expense, (i) employ a person selected by Executive, in his sole discretion, to provide executive assistant services solely to the Executive; and (ii) in addition to the Company’s and the Company Affiliates’ (as defined in Section 6.2(b)) other United States and European office space, provide an additional office space at a location selected by the Executive, in his sole discretion, provided that the annual rent for such additional office space shall not exceed Seventy-Two Thousand Dollars ($72,000).

3.9 Priority Allocations of the Company’s Profits, Income and Gain In Respect of Allocations and Supplemental Allocations. Notwithstanding anything in the LLC Agreement to the contrary and prior to the allocation to any Member (including the Executive in his capacity as a Member) of any Profits, Losses and/or, otherwise, any income (gross or net), gain, loss and/or deduction of the Company for any Fiscal Year of the Company under the LLC Agreement (as defined below) and/or applicable law: (a) the Executive shall be specially allocated, and the Company shall specially allocate to the Executive, an amount of the Company’s gross income and/or gain for such Fiscal Year (the “Company Income”) equal to the sum of the Executive’s Allocations (if and to the extent of any) for such Fiscal Year, the Executive’s Supplemental Allocation(s) (if any) for such Fiscal Year and any Unallocated Amount for such Fiscal Year (such sum, the “Special Allocation Amount” for such Fiscal Year); and (b) if the Special Allocation Amount for such Fiscal Year exceeds the Company Income for such Fiscal Year, then any such excess shall constitute the “Unallocated Amount” for the immediately succeeding Fiscal Year (including for purposes of this Section 3.9) and (y) any and all payments made to the Executive in respect of any such Allocations and Special Allocation Amounts for which such special allocations are made shall be treated and reported as distributions to such Member in his capacity as a Member under Section 731 of the Code (and, if and to the extent applicable, as a distribution described in Treasury Regulations Section 1.731-1(a)(1)(ii)). Notwithstanding anything in the LLC Agreement to the contrary, for purposes of the LLC Agreement (x) the Company’s Profits, Losses and/or, otherwise, any income (gross or net), gain, loss and/or deduction of the Company for any Fiscal Year of the Company allocable (or to be allocated) to the Members (including the Executive in his capacity as a Member) pursuant to the LLC Agreement (and/or applicable law) for such Fiscal Year shall be computed without regard to any of the Company Income so specially allocated to the Executive pursuant to this Section 3.9. All capitalized terms referred to in this Section 3.9 shall have the meaning set forth in the First Amended and Restated Limited Liability Company Agreement of Cohen Brothers, LLC, dated as of December 16, 2009, as amended by that Amendment No. 1 to Limited Liability Company Agreement of IFMI, LLC, dated as of June 20, 2011, and as may hereafter be further amended (the “LLC Agreement”). With regard to any Allocations (or portion thereof) or Supplemental Allocations (or portion thereof) (and, in either case, any corresponding payment in respect thereof), this Section 3.9 shall not apply to any such allocation (or portion thereof) and/or corresponding payment if and to the extent that the Company shall have determined (in its sole discretion, although in consultation with its tax advisor(s)) that such allocation (or portion thereof) and/or corresponding payment should be treated and reported as a 707(c) Payment for United States federal, state and/or local income tax purposes and, instead, such allocation (or portion thereof) and/or corresponding payment shall be treated and reported as a 707(c) Payment for United States federal, state and/or local income tax purposes.

3.10 Treatment of Allocations and Payments, Generally. If, due to the United States federal, state and/or local tax treatment and/or reporting prescribed herein for any allocation or payment (or portion thereof) provided for herein, the Company’s tax return preparer is unable to sign and/or file any tax filing setting forth such treatment and/or reporting, then, and notwithstanding anything herein to the contrary, such allocation or payment (or portion thereof) shall instead be treated and reported in such manner as the Company’s tax return preparer determines to be proper under applicable tax law. Notwithstanding anything herein to the contrary, for the avoidance of doubt, the treatment of any allocation (or portion thereof) and/or payment (or portion thereof) to the Executive hereunder as a 707(c) Payment or an amount to which Section 707(a) of the Code applies shall not have any effect on the Capital Account balance of Executive.

3.11 Registered Representative Status. During the Term, the Company shall, or cause its subsidiaries to, include Executive as a registered representative of a broker-dealer subsidiary of the Company.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the services arrangement hereunder upon notice in writing to the Executive. Upon termination of the services arrangement hereunder due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Guaranteed Payment and other benefits (including any allocations under Sections 3.2 and 3.3 for any period completed before termination of this Agreement and the services arrangement hereunder (the “Prior Period Allocations”)) earned and accrued under this Agreement, but not yet paid, prior to the date of termination (and reimbursement under this Agreement for expenses actually incurred prior to the termination of this Agreement and the services arrangement hereunder); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive a single-sum payment equal to the Guaranteed Payments that would have been paid to him for the remainder of the year in which the termination occurs; (iii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive a single-sum payment equal to (x) the Allocation and any Supplemental Allocations for the period in which the termination occurs to which the Executive would have been entitled if a termination had not occurred in such period, multiplied by (y) a fraction (1) the numerator of which is the number of days in such period preceding the termination and (2) the denominator of which is the total number of days in such period, (iv) all outstanding unvested equity based awards (including, without limitation, stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, subject to the terms of such awards, and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 7.15(b) below or as otherwise provided in Section 5.5 below, (x) the cash amounts payable pursuant to clauses (i) and (ii) above shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 60 days following the date of his termination of the services arrangement hereunder on account of death or disability, and (y) the cash amounts payable pursuant to clause (iii) above shall be paid in accordance with Section 3.2 at such time when the Allocation would otherwise be scheduled to be paid but for such termination under this Agreement. Other than the Prior Period Allocations (to which Section 3.9 shall apply), all payments under this Section 4 shall be treated and reported for United States federal income tax purposes as 707(c) Payments made by the Company to Executive (unless the Company, in consultation with its tax advisor(s), has otherwise determined, in which case such payments shall be treated and reported as so otherwise determined).

5. Certain Terminations of the Services Arrangement; Certain Benefits.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) commission of, and indictment (that is not quashed within 90 days) for or formal admission to any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company (other than routine traffic violations); provided that such crime has a material adverse effect on the business or reputation of the Company;

(ii) indictment (that is not quashed within 90 days) for or formal admission to a felony, except for a felony under state law that is (A) solely related to the operation of a motor vehicle or boat, and (B) of the lowest class or degree of felony in a state that so classifies felonies (for purposes of clarification, the exception set forth in this clause shall not apply with respect to a felony for which Executive is indicted in a state that does not classify felonies);

(iii) engagement in fraud, misappropriation or embezzlement that has a material adverse effect on the business or reputation of the Company;

(iv) continued failure to materially adhere to firm-wide written policies of the Company, which have been made available or provided to the Executive; or

(v) material breach of any of the provisions of Section 6;

provided, that the Company shall not be permitted to terminate this Agreement and the services arrangement hereunder for Cause except (x) on written notice of the Company’s intent to terminate for Cause (which shall include reasonable detail of the specific event constituting Cause) given to the Executive at any time not more than 60 calendar days following the occurrence of any of the events described in clause (iii) through (v) above (or, if later, the Company’s knowledge thereof), and (y) if the Executive has been provided with an opportunity (with counsel of his choice) to contest the proposed reason(s) of Cause set forth in the notice at a meeting of the Board of Directors. Notwithstanding the foregoing, in the event that the Company provides written notice to the Executive that Cause exists as a result of the occurrence of the events described in clause (iv) or (v) above, the Executive shall have 30 calendar days from the date of such notice to cure any such event that is reasonably curable and, if the Executive does so to the reasonable satisfaction of the Company, such event shall not constitute Cause hereunder.

(b) The Company may terminate this Agreement and the services arrangement hereunder for Cause, and the Executive may terminate this Agreement and the services arrangement hereunder on at least 30 days’ written notice given to the Company. If the Company terminates this Agreement and the services arrangement hereunder for Cause, or the Executive terminates this Agreement and the services arrangement hereunder and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive accrued but unpaid Guaranteed Payments and other benefits (including any Prior Period Allocations and reimbursement under this Agreement for expenses actually incurred prior to the termination of this Agreement and the services arrangement hereunder); and (ii) the Executive shall have no further rights to any other compensation, benefits or bonuses under this Agreement on or after the termination the services arrangement hereunder. Unless the payment is required to be delayed pursuant to Section 7.15(b) below, the cash amounts payable to the Executive under this Section 5.1(b) shall be paid to the Executive in a single-sum payment within 60 days following the date of the termination of his service arrangement with the Company pursuant to this Section 5.1(b).

Other than the Prior Period Allocations (to which Section 3.9 shall apply), all payments under this Section 5.1 shall be treated and reported for United States federal income tax purposes as 707(c) Payments made by the Company to Executive (unless the Company, in consultation with its tax advisor(s), has otherwise determined, in which case such payments shall be treated and reported as so otherwise determined).

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i) (a) the material reduction of the Executive’s title, authority, duties or responsibilities, including, without limitation, (1) the Executive’s sole authority to manage all of the aspects of the European Business consistent with written firm-wide policies of the Company that are generally applicable to all of the Company’s business units or (2) restricting the Executive’s ability to determine the office locations of the European Business, or (b) the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Parent, the Company or their subsidiaries (including his role as a member of the Board of Directors and/or Board of Managers);

(ii) a reduction in the annual Guaranteed Payment of the Executive below the amount set forth in Section 3.1 of this Agreement or any modification of the Allocations formula without Executive’s written consent;

(iii) the Company’s material breach of this Agreement; or

(iv) Executive is required to relocate his office from the location for which the $72,000 expense is paid pursuant to Section 3.8.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate this Agreement and the services arrangement hereunder and the Executive may terminate this Agreement and the services arrangement hereunder at any time for any reason or no reason. If the Company terminates the services arrangement hereunder and the termination is not covered by Section 4 or 5.1, the Executive terminates the services arrangement hereunder for Good Reason, or Parent or the Company terminates this Agreement and the services arrangement hereunder as a result of not renewing this Agreement pursuant to Section 1 (and such termination as a result of non-renewal is not by the Company for Cause):

(i) the Executive shall receive a single-sum payment equal to accrued but unpaid Guaranteed Payments and other benefits (including any Prior Period Allocations earned by the Executive and reimbursement under this Agreement for expenses actually incurred prior to the termination of the services arrangement hereunder);

(ii) the Executive shall receive a single-sum payment of an amount equal to 3.0 times (a) the average of the Guaranteed Payment amounts paid to Executive over the three calendar years prior to the date of termination, (b) if less than three years have elapsed between the date of this Agreement and the date of termination, the highest Guaranteed Payment paid to Executive in any calendar year prior to the date of termination, or (c) if less than 12 months have elapsed from the date of this Agreement to the date of termination, the highest Guaranteed Payment received in any month times 12; provided, however, that in the event that the applicable calculation under either clause (a), (b) or (c), as applicable, of this Section 5.2(b)(ii) yields less than Three Million Dollars ($3,000,000.00), then Executive shall receive a single-sum payment of Three Million Dollars ($3,000,000.00) in lieu of such amount;

(iii) all outstanding unvested equity based awards (including, without limitation, stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, subject to the terms of such awards; and

(iv) the Executive shall receive a single-sum payment equal to the Allocation and any Supplemental Allocation(s) for the period in which the termination occurs to which the Executive would have been entitled if a termination had not occurred in such period, multiplied by a fraction (x) the numerator of which is the number of days in such period preceding the termination and (y) the denominator of which is the total number of days in such period.

Unless the payment is required to be delayed pursuant to Section 7.15(b) below or as otherwise provided in Section 5.5 below, (x) the cash amounts payable to the Executive under this Section 5.2(b)(i) and (ii) shall be paid to the Executive within 60 days following the date of his termination his services arrangement with the Company hereunder pursuant to this Section 5.2(b), and (y) the cash amounts payable pursuant to this Section 5.2(b)(iv) shall be paid in accordance with Section 3.2 at such time when the Allocation would otherwise be scheduled to be paid but for such termination under this Agreement. In the event that the 60 day period following the date of termination spans two calendar years, the amounts payable to the Executive under this Section 5.2(b) shall be paid in the latter calendar year.

Other than the Prior Period Allocations (to which Section 3.9 shall apply), all payments under this Section 5.2 shall be treated and reported as 707(c) Payments made by the Company to Executive (unless the Company, in consultation with its tax advisor(s), has otherwise determined, in which case such payments shall be treated and reported as so otherwise determined).

5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is providing services to the Company or an Affiliate (as defined below) pursuant to this Agreement, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. After such Change of Control, there will be a transition period (“Transition Period”) which will begin on the date of the Change of Control and end on the first anniversary of such Change of Control. If the Executive terminates the services arrangement with the Company hereunder within the six-month period following the Transition Period, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following on or after the date hereof:

(a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Executive, any Family Member of Executive, the Company, any entity or person controlling, controlled by or under common control with Executive, any Family Member of Executive, the Company, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing persons or entities is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Parent representing 50% or more of either (A) the combined voting power of the Parent’s then outstanding securities or (B) the then outstanding Common Stock (in either such case other than as a result of an acquisition of securities directly from the Parent or the Company); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock under the Securities Act of 1933, as amended (for purposes hereof, “Family Member” means (I) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (II) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (III) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted)); or

(b) any consolidation or merger of the Parent where the stockholders of the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Parent, other than a sale or disposition by the Parent of all or substantially all of the Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) who beneficially hold shares of Common Stock immediately prior to such sale or (B) the approval by stockholders of the Parent of any plan or proposal for the liquidation or dissolution of the Parent, as applicable; or

(d) the members of the Board of Directors at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors; provided that any director whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then still in office who were members of the Board of Directors at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any individual or entity, any other individual or entity directly or indirectly controlling, controlled by, or under common control with, such individual or entity at any time during the period for which the determination of affiliation is being made and, for purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any individual or entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such individual or entity, whether through the ownership of voting securities, by contract or otherwise.

5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be One Dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by first reducing severance benefits (if any). Notwithstanding the foregoing, if the reduction of Parachute Payments under this Section 5.4 would be equal to or greater than Fifty Thousand Dollars ($50,000), then there shall be no such reduction and the full amount of the Parachute Payment shall be payable. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s independent accountants.

5.5 Execution of Release. The Executive acknowledges that, if required by the Company prior to making the payments and benefits set forth in this Section 5 (other than accrued but unpaid Guaranteed Payments and other benefits), all such payments and benefits are subject to his execution of the Release attached hereto as Exhibit A (the “Release”). If Executive fails to execute the Release, or the Release does not become irrevocable within 60 days following the date of the termination of the Executive’s services arrangement with the Company hereunder, all such payments and benefits set forth in this Section 5 shall be forfeited. Notwithstanding anything in this Agreement to the contrary, if the Executive is required to sign the Release within the 60 days following the date of termination, the cash amounts payable to the Executive under Section 4(i) and (ii) and Section 5.2(b)(i) and (ii), as applicable, shall be paid to the Executive on the 60th day following the date of his termination his services arrangement with the Company hereunder pursuant to Section 5.2(b), provided that the Release becomes irrevocable during such 60 day period.

5.6 Exculpation.

(a) The Executive shall not be liable to any member of the Company or to the Company or its Affiliates for any action or inaction, unless such action or inaction arises out of, or is attributable to, the gross negligence, willful misconduct or fraud of the Executive and such action is materially injurious to the financial condition or business reputation of the Business (as defined in Section 6.1 herein), nor shall the Executive be liable to any member of the Company or to the Company or its Affiliates for any action or inaction of any broker or agent of the Company or its Affiliates selected by such Executive; provided, that such broker or agent was selected, engaged or retained by such Executive in accordance with reasonable care. Any Executive may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of the affairs of the Company or its Affiliates and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such persons; provided, that such persons shall have been selected in accordance with reasonable care.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5.6 shall not be construed so as to relieve (or attempt to relieve) the Executive of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but the provisions of this Section 5.6 shall be construed so as to effectuate the provisions of this Section 5.6 to the fullest extent permitted by law.

5.7 Indemnification.

(a) The Executive shall, in accordance with this Section 5.7, be indemnified and held harmless by the Company and its controlled Affiliates from and against any and all Indemnification Obligations (as defined below) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Executive may be involved, as a party or otherwise, by reason of such Executive’s service to or on behalf of, or management of the affairs of, the Company and/or its Affiliates, or rendering of advice or consultation with respect thereto, or which relate to the Company or its Affiliates or any of their properties, business or affairs; provided, that such Indemnification Obligation resulted from the action or inaction of such Executive that did not constitute gross negligence, willful misconduct or fraud which, in each such case, was materially injurious to the financial condition or business reputation of the Business and provided, further, that the Executive shall not be entitled to indemnification hereunder for any acts, omissions or transactions for which an officer or director of a Delaware corporation may not be relieved of liability under the Delaware General Corporation Law, as amended. The Company and its controlled Affiliates shall also indemnify and hold harmless the Executive from and against any Indemnification Obligation suffered or sustained by the Executive by reason of any action or inaction of any broker or agent of the Company selected by such Executive; provided, however, that such broker or agent was selected, engaged or retained by such Executive in accordance with reasonable care. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the gross negligence, willful misconduct or fraud, or lack of reasonable care, of the Executive or that the act, omission or transaction was one for which an officer or director of a Delaware corporation may not be relieved of liability under the Delaware General Corporation Law, as amended. The Executive’s right to indemnification conferred in this Section 5.7 shall include the right to be paid or reimbursed by the Company for any expenses incurred by the Executive of the type which the Executive is entitled to be indemnified hereunder if the Executive was, is, or is threatened to be made a named defendant or respondent in a claim, demand, action, suit or proceeding in advance of the final disposition thereof and without any determination as to the Executive’s ultimate entitlement to indemnification. Upon a written request from the Executive, the Company shall pay such expenses incurred and to be incurred by the Executive in advance of the final disposition of a claim, demand, action, suit or proceeding, upon receipt of an undertaking by the Executive to repay all amounts so advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified under this Section 5.7 or otherwise. “Indemnification Obligations” means costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines, settlements and other amounts, collectively.

(b) The indemnification provided by this Section 5.7, (i) shall not be deemed to be exclusive of any other rights to which the Executive may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in the Executive’s official capacity and to action in another capacity, (ii) shall continue after the Executive has ceased to have an official capacity with respect to the Parent, the Company or their Affiliates for acts or omissions that occurred during such official capacity or otherwise when acting at the request of the Parent, the Company, or their Affiliates, and (iii) shall inure to the benefit of the heirs, successors and assigns of such Executive.

(c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5.7 shall not be construed so as to provide for the indemnification of the Executive for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but the provisions of this Section 5.7 shall be construed so as to effectuate the provisions of this Section 5.7 to the fullest extent permitted by law.

6. Covenants of the Executive.

6.1 Confidentiality. The Executive acknowledges that (i) the primary business of the Company is currently its capital markets business (sales and trading of securities as well as investment banking), its asset management business (managing assets through listed and private companies, funds, managed accounts and collateralized debt obligations), and its principal investing business (investments in the investment vehicles, primarily those that the Company manages), and that the Company may engage in additional or different areas of business during Executive’s services arrangement with the Company hereunder (all of which are collectively referred to as the “Business”); (ii) the Company is one of a limited number of persons who have such a business; (iii) the Business is, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s services arrangement with the Company and its Affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Business and the business of any of its Affiliates and to the Company and any of its Affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its Affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company unless (i) the disclosure is done with the Company’s or such Affiliate’s, as applicable, express written consent, (ii) the Confidential Company Information is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (iii) the disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) the disclosure is made to officers or directors of the Company or its Affiliates (and/or the officers and directors of such Affiliates), and to auditors, counsel, and other professional advisors to the Company or its Affiliates, or (v) the disclosure is made by a court or arbitrator in connection with any litigation or dispute between the Company and the Executive. Unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the Executive shall as promptly as reasonably practicable supply the Company with a copy of any legal process delivered to the Executive requesting Confidential Company Information. Prior to any disclosure of Confidential Company Information, unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the Executive shall notify the Company and shall cooperate and not object to the Company seeking an order protecting the confidentiality of such information.

6.2 Nonsolicitation; Executive’s Affiliation with Competing Persons/Entities.

(a) For a period of 6 months following the end of the Term, in the event this Agreement and the services arrangement hereunder is terminated by the Company for Cause, by the Executive without Good Reason or by the Executive as a result of not renewing this Agreement pursuant to Section 1, the Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company’s or any of its controlled Affiliates’ sales and trading of fixed income securities or investment banking activities in any European country in which the Company or any of its controlled Affiliates operates (each a “Competing Business”), provided, however, the Executive may serve as a member of the board of directors or equivalent position of any corporation or other company that is a Competing Business, provided, further, the Executive recuses himself from any discussion in such position if it raises a conflict of interest with respect to the Executive’s duties to the Company or adversely affects the Company.

(b) For a period of 6 months following the end of the Term, regardless of the reason the Term of this Agreement and the services arrangement hereunder ends (including, but not limited to, nonrenewal of this Agreement by either Executive or the Company), Executive shall not, directly or indirectly, (i) solicit, induce, cause or otherwise attempt to solicit, induce or cause any person who is employed or engaged by the Company or its subsidiaries (collectively, the “Company Affiliates”) to (A) end his or her employment or engagement with any of the Company Affiliates, (B) accept employment or other engagement with any person or entity other than any of the Company Affiliates, or (C) in any manner interfere with the business of the Company Affiliates, or (ii) hire any person who was an employee of any of the Company Affiliates at the time of such termination or within the six-month period prior to such termination (provided, that this clause (ii) shall not apply to any employee who has been terminated by any of the Company Affiliates).

(c) For a period of 6 months following the end of the Term, regardless of the reason the Term of this Agreement and the services arrangement hereunder ends (including, but not limited to, nonrenewal of this Agreement by either Executive or the Company), the Executive shall not, directly or indirectly, solicit, induce, direct or do any act or thing which may interfere with or adversely affect the relationship of any of the Company Affiliates with any person or entity who was a material customer or client of such entities or with whom such entities were actively seeking to form a business relationship either at the time of the termination of the Executive’s employment or within the 6-month period immediately preceding such termination, or otherwise induce or attempt to induce any such person or entity to cease doing business, reduce or otherwise limit its business with any of the Company Affiliates. For purposes hereof, “material customer or client” means a customer or client that is one of the 25 largest customers or clients of such entity.

The Executive specifically acknowledges that the temporal and geographical limitations hereof, in view of the nature of the Business, are reasonable and necessary to protect the Company’s legitimate business interests.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 and 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6.1 or 6.2, the Company and its Affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its Affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

6.4 Outside Activities. Section 13.09 of the Fourth Amended and Restated Limited Partnership Agreement of PrinceRidge, dated May 31, 2011, and as may be amended from time to time, shall not apply to Executive.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement, the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its Affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.3) and/or your services arrangement hereunder with the Company in general that are not resolved by the Executive and the Company (or its Affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with the law of the State of New York and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association or, if applicable, in accordance with the rules and procedures of the Financial Industry Regulatory Authority. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its Affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Parent, to:

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

Or such other address that may be designated by the Company from time to time,

(ii)	If to the Company, to:

IFMI, LLC

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

Or such other address that may be designated by the Company from time to time.

(iii)	If to the Executive, to:

Daniel G. Cohen at his principal address set forth the books and records of the Company.

(iv)	If to PrinceRidge or PrinceRidge Partners LLC, to:

C&Co/PrinceRidge Holdings LP

1633 Broadway, 28th Floor

New York, New York 10019

Attention: General Counsel

With a copy to:

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

Any such person may by notice given in accordance with this Section 7.4 to the other Parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Amendment of IFMI Employment Agreement; Termination of PrinceRidge Employment Agreement; Amendment to Executive’s Supplemental Agreement. The Company, the Parent and the Executive agree that this Agreement amends and restates the IFMI Employment Agreement in its entirety as of the Effective Date. The Company, the Parent, PrinceRidge and the Executive agree that this Agreement terminates the PrinceRidge Employment Agreement in its entirety effective as of the Effective Date. Other than as set forth in this Agreement, the Executive hereby acknowledges and agrees that the Executive is not entitled to any severance payments or other benefits under the IFMI Employment Agreement or the PrinceRidge Employment Agreement as a result of, in the case of the IFMI Employment Agreement, the amendment and restatement thereof and, in the case of the PrinceRidge Employment Agreement, the termination thereof. The Executive, PrinceRidge and PrinceRidge Partners LLC agree that this Agreement amends the Supplementary Agreement, dated May 31, 2011, by and among the Executive, PrinceRidge and PrinceRidge Partners, such that all references to the “Executive Agreement” therein shall, as of the Effective Date, refer to this Agreement.

7.6 Entire Agreement. Other than the Indemnification Agreement, dated October 18, 2006, by and between the Parent and the Executive, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

7.10 Withholding. The Parent and the Company shall be entitled to withhold from any payments or deemed payments made by the Parent and/or the Company any amount of tax withholding it determines to be required by law.

7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12 Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two or more copies hereof each signed by one of the Parties hereto.

7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s services arrangement hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s services arrangement hereunder.

7.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.15 Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the termination of Executive’s services arrangement hereunder, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board of Directors (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses actually incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

7.16 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.17 Supplementary Agreement. For purposes of the Fourth Amended and Restated Limited Liability Company Agreement of PrinceRidge Partners LLC and the Fourth Amended and Restated Limited Partnership Agreement of PrinceRidge, each dated May 31, 2011, and each as may be amended from time to time, this Agreement shall be treated as a Supplementary Agreement (as defined thereunder).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have signed their names as of the day and year first above written.

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Joseph W. Pooler, Jr.

Name:	Joseph W. Pooler, Jr.

Title:	Chief Financial Officer

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.

Name:	Joseph W. Pooler, Jr.

Title:	Chief Financial Officer

C&CO/PRINCERIDGE HOLDINGS LP solely for purposes of Sections 6.4 and 7.5

By:	/s/ Douglas Listman

Name:	Douglas Listman

Title:	Chief Financial Officer

EXECUTIVE

Signed:	/s/ Daniel G. Cohen

Name:	Daniel G. Cohen

C&CO/PRINCERIDGE PARTNERS LLC, solely for purposes of Sections 6.4 and 7.5

By:	/s/ Douglas Listman

Name:	Douglas Listman

Title:	Chief Financial Officer

[Signature Page to Daniel G. Cohen Amended and Restated Employment Agreement]

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is made and entered into as of the      day of             , 20     (the “Effective Date”) by and among IFMI, LLC, a Delaware limited liability company (the “Company”), Institutional Financial Markets, Inc., a Maryland corporation (“Parent”), and Daniel G. Cohen (“Executive”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, Executive has agreed to enter into this Agreement pursuant to Section 5.5 of the Amended and Restated Employment Agreement, dated May     , 2013, by and among the Company, Parent, Executive, and, solely for purposes of Sections 6.4 and 7.5 thereof, C&Co/PrinceRidge Holdings LP (formerly known as PrinceRidge Holdings LP) and C&Co/PrinceRidge Partners LLC (formerly known as PrinceRidge Partners LLC), a copy of which is attached hereto as Exhibit A (the “Executive Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Payment to Executive.

The Company shall, in accordance with the terms of the Executive Agreement, pay and/or provide to Executive the consideration provided for under Section 5 of the Executive Agreement.

2. Non-Disparagement. Executive agrees that he shall not engage in any activity or make any statement that may disparage or reflect negatively on Parent, the Company, any of their respective subsidiaries, or any officers, directors, managers, partners, members or employees of any of the foregoing. Each Parent and the Company agrees that it shall not, and it shall cause its executive officers, board members, any entity that is a Released Party (as defined in Section 3(d)), and the executive officers of any such Released Party not to, engage in any activity or make any statement that may disparage or reflect negatively on Executive. However, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with an obligation to testify truthfully in any legal, judicial or regulatory forum; or (ii) to restrict or otherwise interfere with any right and/or obligation to contact, cooperate with or provide information to any government agency or commission.

3. Release by Executive.

(a) General Release. For Executive and his respective heirs, administrators, executors, agents, beneficiaries and assigns, Executive hereby waives, releases and forever discharges to the maximum extent of the law the Released Parties (as defined in subsection (d) below) of and from any and all Claims (as defined in subsection (c) below) and any monetary or personal relief for such Claims. This General Release of Claims by Executive (“Release”) covers all Claims Executive has or may have against the Released Parties arising from the beginning of time up to and including the date Executive signs this Agreement.

(b) Exclusions. Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims relating to a breach of this Agreement; (d) Claims relating to rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); (e) Claims relating to employee benefit plans; (f) Claims relating to the exculpation or indemnification of Executive under any indemnification agreement Executive has with Parent, the Company and/or any Released Party, under the Director and Officer Liability Insurance of the Company or any Released Party or under the by-laws or other governing documents of the Company or any Released Party which apply to officers or directors; (g) Claims relating to fraud (to the extent material to Executive), embezzlement, theft or criminal misconduct by the Released Parties against Executive which were unknown to Executive on the Effective Date and which Executive should not have known on or prior to the Effective Date; and (h) Claims which legally may not be waived. In addition, this Release will not operate to limit or bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or any other federal, state or local government agency or commission and to participate in an investigation by the EEOC and/or such other federal, state or local government agency or commission, although the Release does bar Executive’s right to recover any personal relief if Executive files a Claim or anyone files a Claim on Executive’s behalf. For the avoidance of doubt, nothing in this Agreement shall limit or restrict Executive’s rights under Sections 5.6 and 5.7 of the Executive Agreement.

The following provisions further explain this Release:

(c) Definition of Claims. Except as stated above, “Claims” includes, without limitation, all actions or demands of any kind that Executive now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, those that Executive may have already asserted or raised as well as those that Executive has never asserted or raised. By agreeing to this Release, and except as provided for in this Agreement, Executive is waiving, to the maximum extent permitted by law, any and all Claims which Executive has or may have against Released Parties arising out of or relating to any agreement, conduct, matter, event or omission existing or occurring before Executive signs this Agreement, including but not limited to the following:

•	any Claims having anything to do with Executive’s employment by or associations with Parent, the Company and any of the Released Parties;

•	any Claims having anything to do with the termination of Executive’s employment with Parent, the Company and any of the Released Parties;

•	any Claims under the Executive Agreement;

•

any Claims for severance, benefits, bonuses, fees, receivables, equity, equity awards, commissions, draws and/or other compensation or payments of any kind, in each case whether unpaid, withheld, undelivered or otherwise;

•	any breach of contract Claims (whether express or implied, oral or written), including, without limitation, any Claims under the Executive Agreement;

•	any Claims for reimbursement of expenses of any kind;

•	any tort Claims, such as for defamation or emotional distress;

•	any Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, alienage, citizenship, marital and/or partnership status, national origin, ancestry, sexual orientation and/or preference, gender identity, genetic information, status as a victim of domestic violence, sex offenses or stalking and/or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, the New York Human Rights Law, the New York City Human Rights Law, the New York State Executive Law, the New York Labor Law, and the New York City Administrative Code) and any Claims for retaliation under any of the foregoing laws;

•	any Claims under the Occupational Safety and Health Act, and similar state and local laws;

•	any Claims under the New York State Workers Adjustment and Retraining Notification Act;

•	any Claims regarding leaves of absence, including under the Family and Medical Leave Act of 1993;

•	any Claims arising under the Immigration Reform and Control Act;

•	any Claims arising under the National Labor Relations Act;

•	any Claims arising under the Sarbanes-Oxley Act or the Dodd-Frank Act;

•	any Claims for violation of public policy;

•	any claims under the federal and/or New York constitutions;

•	any whistleblower or retaliation Claims;

•	any Claims for emotional distress or pain and suffering;

•

any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation; and/or

•	any Claims for attorneys’ fees, including litigation expenses and all costs.

The foregoing list is intended to be illustrative and is not exhaustive.

(d) Definition of Released Parties. “Released Parties” includes without limitation Parent, the Company, each of their respective past, present and future parents, members, affiliates, subsidiaries, divisions, predecessors, successors, assigns, funds, employee benefit plans and trusts, and all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing and each of their respective successors and assigns.

(e) Acknowledgment of Scope of Release. Executive declares and agrees that any Claims Executive may have incurred or sustained may not be fully known to Executive and may be more numerous and more serious than Executive now believes or expects. Further, in making this Agreement, Executive relies wholly upon Executive’s own judgment of the future development, progress and result of any Claims, both known and unknown, and acknowledges that Executive has not been influenced to any extent whatsoever in the making of this Agreement by any representations or statements regarding any Claims made by individuals or entities who are within the definition of Released Parties in subsection (d).

(f) Adequacy of Consideration. Executive acknowledges and agrees that the consideration set forth herein:

•	constitutes adequate consideration to support the Release in subsection (a) above; and

•	fully compensates Executive for the Claims Executive is releasing.

Executive further acknowledges that he accepts the terms herein in full settlement and satisfaction of all such Claims.

(g) Age Discrimination Claims. If the Release is not enforceable with respect to any Claim based on any federal, state or local age discrimination laws, and a legal or other proceeding is initiated by Executive against Parent, the Company and/or a Released Party with respect to any such Claim, then the parties hereto agree that the non-prevailing party in such proceeding shall pay all of the costs and expenses (including, without limitation, all attorneys’ fees) incurred by the prevailing party in connection with such proceeding.

(h) Post-Employment Covenants. If applicable as of the date hereof, Executive agrees to abide by the confidentiality, noncompetition and nonsolicitation obligations set forth in Sections 6.1, 6.2 and 6.3 of the Executive Agreement, a copy of which is attached hereto. The Parties hereto acknowledge that all of Section 6 and Sections 5.6, 5.7, 7.1, 7.2, 7.8, 7.9 and 7.11 of the Executive Agreement survive its termination and are not modified by this Agreement.

4. Release by Company et al. In consideration of Executive’s promises as stated herein, each of Parent, the Company and each of their subsidiaries hereby voluntarily, knowingly and irrevocably releases and discharges Executive, his successors, assigns, and agents (in their individual and representative capacities), from any and all claims, complaints, rights, action, causes of action, lawsuits, debts, contracts, controversies, agreements, promises, damages, judgments, demands, or obligations whatsoever that any such party now has or may have or claim in the future, of whatever kind or description, either in law or in equity, based on whatever legal theory, whether known or unknown, suspected or unsuspected, whether or not asserted and/or raised, arising from the beginning of time up to and including the Effective Date, and arising from or relating to, directly or indirectly, any conduct, matter, event or omission existing or occurring before the Effective Date (collectively, “Company Claims”), except for (a) any Company Claims relating to (1) fraud, to the extent material to the financial condition, net worth or results of operations of Parent and/or the Company, (2) embezzlement, (3) breach of fiduciary duty, (4) theft or (5) criminal misconduct, in each case by Executive against Parent, the Company or any of their subsidiaries and which were unknown to Parent or the Company on the Effective Date and which neither Parent nor the Company should have known prior to the Effective Date, and (b) Company Claims relating to the validity of this Agreement, the enforcement of this Agreement, or a breach of this Agreement. Nothing in this Agreement shall limit or restrict Executive’s rights under Sections 5.6 and 5.7 of the Executive Agreement.

5. Miscellaneous.

(a) Survival. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Termination; Amendment. This Agreement may be terminated only by the mutual written consent of the parties hereto. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by each of the parties to be bound thereby.

(c) Third Party Rights. Notwithstanding any other provision of this Agreement, except for the Released Parties, who shall be deemed to be third party beneficiaries of this Agreement, this Agreement shall not create benefits on behalf of any other person or entity not a party to this Agreement, and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

(d) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any provision of this Agreement or the application thereof to any person or entity or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or entities or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive, Parent, the Company or any of the Released Parties. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

(e) Counterparts. This Agreement may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which when taken together shall constitute one and the same agreement.

(f) Entire Agreement. This Agreement (together with Exhibit A) contains the entire agreement and understanding between the parties hereto as to the subject matter hereof and, other than as specifically provided herein, supersedes all prior and contemporaneous negotiations and agreements (whether written or oral) with respect thereto. This Agreement shall not constitute a Supplementary Agreement, as such term is defined in the Partnership Agreement.

(g) Further Assurances. Each party shall take such further actions and execute such further documents as may be reasonably requested by any other party in order to effectuate the purpose and intent of this Agreement.

(h) Assignment. Each of the parties hereto agrees that he or it may not assign his or its rights or obligations under this Agreement.

(i) Headings. The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

(j) No Admission of Liability. Each party to this Agreement agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by any party, or any of the Released Parties and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since each party and the Released Parties expressly deny liability. Each party agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that no party nor the Released Parties believe or admit that any of them has done anything wrong.

6. Representations. Executive hereby represents that:

•	he has read carefully the terms of this Agreement, including the Release;

•	he has had an opportunity to and has been encouraged to review this Agreement, including the Release, with an attorney;

•	he understands the meaning and effect of the terms of this Agreement, including the Release;

•

he was given twenty-one (21) days receipt of this Agreement from the Company in accordance with Section 5.5 of the Executive Agreement to decide whether to sign this Agreement, including the General Release;

•	his decision to sign this Agreement, including the Release, is of his own free and voluntary act without compulsion of any kind;

•	no promise or inducement not expressed in this Agreement has been made to him;

•

he understands that he is waiving Claims as set forth in Section 3 above (subject to the limitations set forth therein), including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act; and

•	he has adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Section 3 above.

7. Revocation Period. If Executive signs this Agreement, he shall retain the right to revoke it for seven (7) days (the “Revocation Period”). If Executive revokes this Agreement, he is indicating that he has changed his mind and does not want to be legally bound by this Agreement. To revoke this Agreement, Executive must send a revocation letter to              at the following address:                     . The letter must be post-marked within seven (7) days of his execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. The Agreement shall not be effective until after the Revocation Period has expired without Executive having revoked it. If Executive revokes this Agreement on a timely basis, he shall not be entitled to the consideration set forth in Section 1.

8. Consideration Period. Executive shall have twenty-one (21) days following receipt of this Agreement from the Company in accordance with Section 5.5 of the Executive Agreement to decide whether to sign this Agreement. If Executive does not sign this Agreement within twenty-one (21) days following such receipt, then this offer shall expire and Executive shall not be entitled to the consideration provided for in Section 1.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IFMI, LLC

By:
Name:
Title:

Institutional Financial Markets, Inc.

By:
Name:
Title:

Executive:

Daniel G. Cohen